Exhibit 99.1

200 Connell Drive
Berkeley Heights, NJ 07922

New Clinical Trial Confirms the Activity of Tesetaxel in Patients with Advanced Gastric Cancer

- New Results Confirm Response Rate and Low Incidence of Serious Side Effects

BERKELEY HEIGHTS, NJ – January 19, 2012 - Genta Incorporated (OTCBB: GNTA.OB) today announced results from the Company’s Phase 2b, confirmatory clinical trial of tesetaxel in patients with advanced gastric cancer.  The trial is lead by investigators from M.D. Anderson Cancer Center, Houston, TX, in collaboration with Northwestern University, Chicago, IL, University of Pennsylvania, Philadelphia, PA, and the Severance Hospital, Seoul, Korea.    The data are being presented this week at the GI Cancer Symposium in San Francisco, CA, sponsored by the American Society of Clinical Oncology (ASCO).

The study has enrolled 41 patients who progressed on at least one prior chemotherapy regimen that included a platinum compound (cisplatin, oxaliplatin, or carboplatin) and a fluoropyrimidine compound (5-fluorouracil [5-FU] or capecitabine [Xeloda®; Hoffman-La Roche, Inc.]).  Two patient cohorts were treated over a range of “flat” (as opposed to “weight-based”) doses starting at 40-45 mg (Cohort 1) and 50-60 mg (Cohort 2), whereas Cohort 3 used weight-based dosing at the maximally tolerable dose (MTD) of 27 mg/m2.  Doses were repeated every 3 weeks, and overall response rate (ORR) was the trial’s primary endpoint.

The ORR in Cohort 3, which remains open to accrual, was 20% in patients treated with tesetaxel as 2nd-line therapy.  Body weight variation resulted in under-dosing relative to the MTD in Cohorts 1 and 2, which yielded ORRs of 8% and 15%, respectively.  Median survival has not been reached in Cohort 3, whereas median survival in Cohorts 1 and 2 was 7.6 and 7.5 months, respectively.  Overall survival (OS) is the primary endpoint in planned Phase 3 studies of tesetaxel in gastric cancer.

The standard taxane docetaxel (Taxotere®; Sanofi, Inc.), is approved for 1st-line treatment of advanced gastric cancer.  However, four studies have shown that docetaxel, when used as 2nd-line therapy in patients with advanced gastric cancer, achieved an ORR ranging from 5% to 19% and median OS ranging from 3.5 to 8.4 months.

Tesetaxel has been generally well-tolerated.  The most common Grade 3-4 adverse events have been fatigue and anemia (17%), followed by neutropenia (15%) and nausea (10%).  Consistent with prior studies, no hypersensitivity reactions were observed.

“These new data confirm the activity of tesetaxel in patients with advanced gastric cancer at levels that are at least equivalent to studies of docetaxel in this population”, said Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development, and Chief Medical Officer.  “Data from two multicenter trials support the decision to undertake our planned Phase 3 trial of tesetaxel as 2nd-line therapy in patients with advanced gastric cancer.”

Completed Phase 2 Study of Tesetaxel in Advanced Gastric Cancer

In a previous Phase 2a study, 35 patients with advanced gastric cancer were treated with tesetaxel at starting doses ranging from 27 to 35 mg/m2 once every three weeks.  All patients had received extensive prior treatment, having failed a combination regimen that included cisplatin plus 5-fluorouracil or capecitabine.  All but 2 patients had also received a 3rd chemotherapy drug.  Results showed 7 major objective responses (5 confirmed and 2 unconfirmed) in 35 evaluable patients, with 14 patients having achieved stable disease, for an ORR of 20% and a disease-control rate of 60%.  The most serious adverse reaction was Grade 3-4 neutropenia, which occurred in 57% of patients.

About Tesetaxel

Taxanes (including paclitaxel and docetaxel) are the most widely used chemotherapy drug class in cancer medicine.  However, these agents are associated with serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require careful premedication and observation.  Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).

Unlike standard taxanes that must be administered intravenously, tesetaxel is a capsule that is taken by mouth.  Compared with the standard agents, clinical and preclinical data show that tesetaxel:

•	Is active in diseases that are resistant to standard taxanes
•	Is not associated with serious (occasionally fatal) hypersensitivity reactions
•	Eliminates requirements for premedication (e.g., steroids, antihistamines, etc.)
•	Reduces damage to peripheral nerves
•	Offers flexible and convenient dosing for patients

Thus, tesetaxel offers substantial opportunities to improve patient convenience, safety, and anticancer activity.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.   The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2010 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com